FOR IMMEDIATE RELEASE

CONTACT:

Press

Investor Relations

Melanie Dennig

John Pougnet

Turner Public Relations

BAZI

212-889-1700

303- 336-1425

Melanie@turnerpr.com

ir@drinkbazi.com

XELR8 Holdings, Inc. Announces Corporate Name Change to

Bazi International, Inc.

Company to Change Stock Symbol

 (DENVER, CO) August 10, 2010 -- XELR8 Holdings, Inc. (OTC Bulletin Board: XELR), dba BAZI®, announced today that the company has changed its corporate name to Bazi International, Inc. (“BAZI”).  The name BAZI® has long been affiliated with the company as its principal product offering.

The name change, which was undertaken via a short form merger which occurred on July 28, 2010 between the company and a newly formed, wholly-owned Nevada subsidiary of the company, Bazi International, Inc, was effective immediately.  This action follows the June completion of a $2.0 million financing begun in March 2010, which allows the company to focus on the marketing and retail distribution of BAZI®, the company’s  healthy, concentrated, energy shot.

The company’s common stock will remain listed for quotation on the OTC Bulletin Board under the current symbol (XELR) until new a symbol is assigned by Financial Industry Regulatory Authority, Inc. (FINRA).  The company will publicly announce the new trading symbol when assigned by FINRA and the effective date of the symbol change.

“We are pleased to have completed our corporate name change to Bazi International, Inc. and believe that this new name properly reflects our primary business operations and focus on BAZI®as our principal product,” stated Kevin C. Sherman, President and Chief Executive Officer of Bazi.  “We look forward to sharing future corporate developments with our shareholders.”

ABOUT BAZI®

Bazi International, Inc. is a provider of nutritional foods and beverages designed to help enhance physical health and overall performance. Its primary product is BAZI®, a healthy, concentrated, energy shot with eight super fruits, including jujube, acai, mangosteen, goji, pomegranate, blueberry, raspberry and seabuckthorn, plus  a variety of phytonutrients, antioxidants, vitamins and trace minerals, supporting the critical nutrition needed daily in a convenient, great tasting 2 ounce shot. BAZI's commitment to quality, science and research has earned the company a loyal following of world-class athletes and an elite list of endorsers, including Olympic athletes.  For more information about BAZI®, please visit www.drinkbazi.com.

Forward-Looking Statement:

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995.  Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “if”, “should” and “will” and similar expressions as they relate to BAZI Holdings, Inc. are intended to identify such forward-looking statements.  BAZI Holdings, Inc. may from time to time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur.  These projections are subject to change and could differ materially from final reported results.  For a discussion of such risks and uncertainties, see “Risk Factors” in BAZI’s report on Form 10-K filed with the Securities and Exchange Commission and its other filings under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

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